Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated September 22, 2015
Registration No. 333-203238

Up to 3,125,000 Units
Consisting of One Share of Common Stock and
One Warrant to Purchase One-half Share of Common Stock

This free writing prospectus relates to the initial public offering of common stock and warrants of Innovation Economy Corporation, which does business under the name “ieCrowd”. It should be read together with ieCrowd’s final prospectus dated August 7, 2015 relating to the offering, which has been filed by ieCrowd with the Securities and Exchange Commission (the SEC) and which may be accessed through the following web link:

http://www.sec.gov/Archives/edgar/data/1563004/000121390015005874/f424b3080715_innovation.htm

It should also be read together with any later-dated prospectus relating to the offering and the other documents filed by ieCrowd with the SEC. As stated in ieCrowd’s prospectus, investing in ieCrowd securities involves a high degree of risk. ieCrowd is at an early stage of its development and its securities may only be appropriate for long-term investment. ieCrowd’s independent registered public accounting firm has issued an audit opinion that includes a statement expressing substantial doubt as to ieCrowd’s ability to continue as a going concern. You should purchase ieCrowd securities only if you can afford to lose your entire investment.

Innovation Economy Corporation has filed a final prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus and other documents Innovation Economy Corporation has filed with the SEC for more complete information about Innovation Economy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from TriPoint Global Equities, LLC if you request it by calling, toll-free, 1-800-304-6994.

On September 5, 2015, ieCrowd’s Chief Executive Officer, Amro Albanna, was interviewed on Bloomberg Radio.  On August 12, 2015, Mr. Albanna was interviewed on an online radio program entitled “Create Indestructible Wealth.”  Inserted below are a link to the page on ieCrowd’s website containing an audio clip of the September 5th interview, and a link to, and a transcript of, the August 12th interview.

I. September 5, 2015 Amro Albanna Interview to Bloomberg Radio.

http://www.iecrowd.com/blog/news-iecrowd-bloomberg-radio-bloomberg-market-minute

II. August 12, 2015 Amro Albanna interview on the online radio program, “Create Indestructible Wealth”.

http://www.starworldwidenetworks.com/index.php/Audio/Create_Indestructible_Wealth#4

Transcript:

Announcer:

Welcome to Create Indestructible Wealth where we help people make, sustain, and protect their wealth in any economy. This show is dedicated to helping you grow all of your assets so you can live an abundant and prosperous life. This high energy show will feature interviews with experts who will help you on your path to creating indestructible wealth. This is Create Indestructible Wealth on Rockstar Worldwide. And now, here’s your host, entrepreneur and author, with more than twenty years of experience in the financial planning industry, Paul Mata.

Paul Mata:

Ah, well, hello everybody, this is Paul Mata here, and you’re listening to Create Indestructible Wealth radio. Your destination for learning how to make, sustain, and protect your wealth in any economy and I’m your host Paul R Mata on Rockstar Worldwide on the Star Worldwide Radio Network.

[discusses other topics]

So today we have a very good guest, a great, good friend of mine, just an awesome individual that has been there and done that. And I want him to speak upon some things, that, that, where he’s actually helping other individuals with innovative ideas and then, taking it to the next level, being able to create a business and again, he’s, this is not a novice here. This gentleman is somebody that’s done it before and knows how to go from the genesis of an idea and taking it to the next level and in fact, taking a business public. And so there’s some incredible information and opportunity for you to, um, you know, for you to learn. And, uh and Amro, how you doing? How’s everything going?

Amro Albanna:

Good, Paul. Thank you for having me today.

Paul:

Let me tell you a little bit about Amro. You know he served, uh, the current company he’s with is ieCrowd. He’s the Chief Executive Officer and director for formation since 2010. He also serves as the director of the subsidiary OLI, NEA {sounded like NEI} and Smart Oxygen Solutions. We’ll talk a little bit about this as we go on. Now he has a BS degree in Business Administration and Computer Information Systems from my alma mater, Cal State San Bernardino, so you got to know he’s great, I mean. Every person, and I’m not just saying this from a self, you know, aggrandizement, kind of position. The people I bring over to my company from Cal State, let me tell you, they are the hardest working, the most intelligent. Because, here’s the thing is that, is that most of the people that go there, we’ve got to pay our own way. We don’t have any free rides or anything like that and a lot of times we’re working during that time period. And let me tell you they are sharp. And I’ve hired many people and a lot of, everybody I know from Cal State are awesome, smart, hard-working individuals, that’s the key. Because again, I’ve actually had interns from other institutions, some Ivy League colleges. Oh my God, horrible! Horrible! Horrible. Not that they’re all bad. I’m using a blanket statement but for the most part, people from my alma mater are really hard-working and I love them.

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Well, in 1997, he founded Timely Technology, which designed and developed internet-based software systems for organizations and industries seeking to transact online. Then in 2002, uh, the company was acquired by Digital Angel Corporation. So in 2003 he founded another company Q Motion, so you see kind of a theme here. It’s like, so we did something, did that, and we’ll take that information and do something else and build that up. Q Motions which was subsequently renamed Deal-A-Day Group Corp, served as CEO and Chairman until 2011. Now this Q Motions designed and developed a new generation of video game controllers that incorporated body motion in 2008, you know. That’s all happening now right? So he was kind of the genesis of that.

Now Amro also cofounded the Innovations Economy Initiative that’s a public, private initiative to encourage development of innovation-focused businesses in Riverside, so, in the Inland Empire right here. Now the initiative led to the creation of Innovations Economy Corporation, known as ieCrowd. Now in addition to the forth forgoing, you know, Amro is a cofounder of the Riverside Technology CO forum and serves on the board of Smart Riverside, a nonprofit organization promoting the local, entrepreneurial ecosystem.

Now he’s also been involved in establishing the University of California Riverside Research Park and has served as a practicing entrepreneur in the Integrated Technology Transfer Network at Cal State San Bernardino.

So awards and honors he’s received include Computer World Honors Laureate of Economic Development from Computer World; Emerging Entrepreneur of the Year from Center of Entrepreneurship from Cal State San Bernardino. In 2005 the Entrepreneur Excellence Award from Bourns College of Engineering from University of California Riverside, and Distinguished Alumni of the Year Award from Cal State in 2003.

So a lot of stuff that you’ve been doing, Amro. A lot of accolades so thank you so much, again, for being on the show.

Amro:

Thank you. It’s a pleasure, Paul. And thank you for the kind introduction.

Paul:

Oh certainly, certainly. Now tell me about your company and the innovations. You know, so this is kind of interesting because I think a lot of people want to have a great idea and then put it to life and I know from your perspective, a lot of it has to do with real tangible kind of things. I mean, the thing that fascinates me is the advent of Uber. You know, Uber!? Uber! What an idea! You don’t have any assets, you enable people to sell their services from their car and it’s a $50 billion company.

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Amro:

Yeah. Yeah, amazing.

Paul:

Amazing, unbelievable.

Amro:

Unbelievable.

Paul:

And at the same time, that’s just taking an idea, which I know you’ve done over and over again. So tell us what your recent endeavor is: the Innovation Economy and ieCrowd.

Amro:

Yeah, sure, Paul. And maybe I can start by laying down the background, a little bit, of what you already mentioned.

I’ve been around innovations for a long time. I’ve been involved in software type projects, GPS, wireless, medical sensors, hardware, software, consumer electronics, you name it. You know, I learned, so has my team, we learned, the significant opportunity that could come with commercializing innovations successfully. By bringing innovations out to the marketplace, that could come out, that could really create significant opportunity for all involved.

But we also learned that taking an idea out to the marketplace is a very challenging process and we’ve done, again, that with some experience.

Paul:

Hmm.

4

Amro:

I’ve been involved prior to ieCrowd with 4 ventures in the past. You mentioned the software company, the GPS and wireless, and I think you mentioned the video gaming one for consumers. I was also involved in the very first innovation and research incubator, here in Southern California. So we’ve been around innovations for a long time. We’ve been around entrepreneurs a long time. And by having a passion for entrepreneurship and entrepreneurs, we’re also involved and we volunteer a lot of hours to help scientists and researchers at different universities, on how to take their ideas out to the marketplace.

Again, we’ve been, again, involved in various ways working with entrepreneurs, entrepreneurs wanna-be, aspiring entrepreneurs, scientists and engineers to help take their ideas out to the marketplace.

So here is what we found out. And you know, your listeners will probably be amazed on the opportunity that exists when it comes to innovations that are currently being untapped.

The U.S. Federal Government, every single year, funds $60 billion, with a B.

Paul:

60 billion with a b?

Amro:

Six zero. Billion in research and development. And this money goes into universities and research institutions around the U.S. to do amazing work that scientists and researchers do every day. There’s, you know, scientists around the U.S., every day, they’re working on various innovations for various discoveries. That, you know, that research takes a long time and of course takes a lot of funding. Now I’m talking about every single year. I’m not talking about the total amount. Now, you know, I don’t know specifically what that amount is, but if you look at 2000…Since 2000. I’ve seen on the internet sometime, that since 2000, there is a trillion dollars in total funding for research and development.

Paul:

So a trillion dollars is being funded. Is it primarily the federal government?

Amro:

Since 2000, primarily from the federal government.

Paul:

Wow. And it’s given to researchers and universities to just do their research and I think a lot times that they’re, they’re almost required to do research.

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Amro:

And they’re…

Paul:

To have tenure and that kind of thing…

Amro:

Exactly. That’s exactly right. And they’re doing great work…

Paul:

Yeah, yeah…

Amro:

I mean, working on life and health challenges, they’re working on coming up with discoveries for all kinds of health challenges that the, you know, the human race deals with. Um, you know, from diabetes to cancer to you name it. Here is the problem: too many of these promising innovations, too many of these promising discoveries never see the light of day. They never make it out to the marketplace. And one of the main reasons for that, if you think about it, scientists and researchers, really uh, don’t necessarily want to be the entrepreneurs, to take their discoveries to the next stage. They don’t want to go out and leave their universities, they don’t want to go out and leave their lab, they don’t want to leave their teaching. Start a business…and go through… They don’t want to go through the commercialization process to take that idea or take their discovery and turn it into a product that can be sold in the marketplace. And you understand why. And that’s again, you get why it’s understandable because it’s in their DNA to research, their passion is in research. And you can understand why they don’t want to go out and deal with the business world which is really a whole different, really requires a whole different skillset.

Paul:

Oh absolutely. Absolutely! I mean, you know as well as I do, that, you know, being an entrepreneur is difficult. There’s a lot, there’s a different set, a bunch of different, set of challenges and it’s not necessarily for everybody and particularly when you have a, an idea, whether it be a medical device or any other kind of, um, you know, electronic device, there’s a whole other set, as you know, set of, uh, um, of challenges you have to go through and that’s not how they’re built, right? You said it really well: “that’s not in their DNA.” Their DNA is to research and figure it out, “Oh great I got a great idea, but then what happens to it is it just sits on the shelf often times right?

6

Amro:

Exactly. And it’s that big gap between promising, amazing ideas that are generated and developed in research labs every single day and the market demand. Because, just because you have a discovery, just because we have an idea and that you could reach an innovation, doesn’t mean it’s ready to be consumed by the marketplace. Right? If you have, you know, if you have potential approach to curing cancer, you realize from the time that approach becomes drugs can take years and probably tens of millions, hundreds of millions of dollars to actually turn that discovery into drugs that can pass the test, go through you know, go through, FDA approval and whatever else that’s required to actually get it into the hands of doctors so they can give it to the patients. There is that big gap between good discoveries and good innovations and the marketplace. And we’ve felt we’ve wanted to do something about it, cause, as, as you can appreciate, imagine all the good we can do by bringing these discoveries out to the marketplace.

And then, imagine if we create an opportunity for the public in general to be able to participate in this process and that’s what we wanted to do. So in 2010, during the Great Recession, which you remember was a very difficult time to start a business. However, we felt that time could be a more opportune time to actually create a business and bring people together to more effectively bring these discoveries out to the marketplace. So we created ieCrowd with, with really, our mandate is to bring some of these innovations that are focused on life and health, commercialize it and taking it out to the marketplace. While including the public, including the crowd, and we’ll talk about that maybe a little later in this process so we can do it more effectively. So that’s what ieCrowd is all about.

Paul:

Super! Amazing! Amazing. Now is there any particular innovation that you’re really excited about that you’re, right now, bringing forth, incubating, and that you’re actually going to bring out to the public?

Amro:

Yes, we have 5 innovations that are currently being commercialized and we’re pretty excited about all 5. In fact one of them is called Kite. And Kite is a technology, that once its ready, we can potentially make people invisible to mosquitoes.

Paul:

Mm. Wow.

7

Amro:

This was a technology that was discovered and developed originally by the University of California Riverside. Amazing school. One of the top ranked school in Entomology and Ag Sciences and they discovered that mosquitoes detect human beings by smelling C02, which is what, the air we exhale and skin odor.

So they believe, the scientists really worked on figuring out how you can, we can block mosquitoes’ ability to smell exhaled breath carbon dioxide as well as skin odor. So this is a technology we brought in in-house back in 2010, and we’ve been working on it since. And just yesterday, Paul, it was featured in The New York Times.

Paul:

Wow.

Amro:

A big story that really brought us a lot of attention worldwide. And we’ve been featured in many other media around the world. It’s a big discovery, big breakthrough. We still have some work to do on product development and that’s one of the products we’re certainly pretty excited about.

Paul:

So this one has huge worldwide type of, of reach simply because mosquitoes they, they, they you know, attack humans all over the world. You know it’s really big. I was talking to a friend of mine, in the Philippines and he was saying mosquitoes are huge out there. They create dengue fever, all kinds of different things, not to mention in Africa and all over the world and you don’t even have to go all over the world, you can just go into your backyard and boom they’re attacking you particularly in this time of year and throughout the year where there’s bodies of water.

Amro:

Exactly.

Paul:

That happens. So…so…but this is, this is, uh, I mean…There’s things that already exist out there, how is this different?

8

Amro:

So, really what, generally speaking there are natural products already out there and the one that has been effective, in our opinion, and in almost everybody’s opinion, the most effective, on either account, is DEET. D-E-E-T. It’s pretty toxic so people use it when they have to, but it’s toxic.

Paul:

It’s toxic?

Amro:

Right. It’s toxic. So our goal with Kite is to have the best of both worlds. We want to be as effective as DEET and we want to be as safe as natural products, and that’s you know, and we, we want to create a product in Kite Technology that is a non-DEET-based product that it’s as effective as DEET. And that’s been our mission, that’s what we’ve been working on.

Paul:

So this isn’t a pesticide, it’s all natural made?

Amro:

Correct.

Paul:

That’s phenomenal. Cause I think that is really the movement. Everybody wants to get away from … There’s so many chemicals out there and, and uh, we know the tragedy that’s happening out there in Colorado right now with the, uh, toxic waste that’s gone into, you know, the river up there. People want to get away from chemicals and so this is just a step toward that. Right?

Amro:

Absolutely. You know, you touched on some of the diseases that mosquitoes carry. You mentioned dengue, you mentioned West Nile, yellow fever, malaria, you name it... One of the infographics which I believe was put out by the Gates Foundation, and it mentions that the most, the deadliest animal, quote unquote animal, is mosquitoes. Most people don’t realize it’s mosquitoes, don’t realize that is the deadliest animal out there. I don’t remember what the number is, but it’s just an amazing number of how many people actually get killed by mosquito-borne diseases, and that’s what people think about when it comes to mosquitoes. But let me tell you, all of us, whether mosquitoes carry diseases or not, all of us hate mosquitoes, period. We just don’t want to get bit by mosquitoes.

9

Paul:

Exactly.

Amro:

It’s a big problem and that’s one of the areas we’re working on tackling.

Paul:

Terrific. So now we can sleep at night and when we hear the little bzzzz we don’t have to huddle under our covers because they won’t be able to see us.

Amro:

That’s, that’s the goal.

Paul:

Ok good. Super. Super. So…That’s one of the innovations. You mentioned 5. What are the other ones that you’re really excited about?

Amro:

I’ll uh, yeah, all 5 are amazing but I’ll just mention this number 2 which is called Nuuma Technology. If you look at your cell phone right now. Your cellphone can talk, your cellphone can hear, your cell phone can see, you can take pictures with your cell phone, right? And we all know how often we use cell phones right now…and we all know how much we depend on cellphones right now. I would rather lose my wallet over losing my cell phone.

Paul:

Exactly. I didn’t think about it that way. It goes everywhere with us!

Amro:

The one thing your cell phone cannot do right now. Your cell phone can’t smell.

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Paul:

Yeah, can’t smell. Ok. your cell phone can’t smell

Amro:

Imagine if we are able to incorporate an electronic nose into mobile devices.

Paul:

Wow.

Amro:

What types of applications will that create? Think about air quality. People want to know quality, uh, not just in the regional sense but people want to know the immediate quality of air surrounding them. People with asthma, they want to know air quality, people who work outdoors want to know about air quality. People in areas with high pollution, they really want to know what they’re exposed to. Think of personal safety; detecting gas leaks that lead to explosions.

Um, you know, I can go on and on but you can imagine the various applications that we can think of when your cell phone can actually smell.

Paul:

It’s huge.

Amro:

So this is a technology we, we’ve been working on. Ah, we brought it in as a nano-based technology—and, it’s a nano-based, a nano-technology-based sensor. It’s very tiny, requires very little power that we’re working on integrating it with mobile devices. Ah, pretty exciting piece and it can change the way we use mobile devices.

Paul:

Well the other thing then too I can imagine that there’s got to be a, you know, mobile manufacturer, cell phone manufacturer would be loving this technology because what more can you do to the cell phone? You know make it bigger, smaller, thinner? What are you going to do? Like you said it already sees, hears, talks, but to me it would be amazing. I can see someone having bragging rights saying “hey, my phone can smell, it’s got a nose, does yours?” You know? So it would be like, that’s the next, it’s the next venture. I mean what more can the cell phone do? Because it does everything, it can track. It can literally do a lot of things, except for that.

11

Amro:

That’s right. That’s right. So we’re pretty excited about that as you can imagine. You can smell your food in the future. So those are all the various applications that we’re looking at and working on and we’re partnering with, you know, potential partners that want to work with us to incorporate some of these applications into their devices.

Paul:

I think future wise, you know, it’s really interesting. I was just thinking, one of my favorite shows was Star Trek. And it had all these things it could do. It had these communicators….I remember, in one episode they had a little disc to use for computer imaging. And I was like “Oh wow, when is that going to happen?” Well, we’re living it. And one of the devices was a medical device that would just hover over you and it would tell Dr. Mcoy what was wrong with you. You know this can essentially be like the beginning of that. Because it could smell, “hey you could have this kind of illness, and smell the bacteria in your mouth, right?

Amro:

Absolutely

Paul:

So Star Trek in our days. This is awesome. Terrific. One of the themes I’m hearing from the innovations that you’re promoting and developing is that they’re really trying to help society and help people. I mean, to eliminate the fear of the deadliest animal on the planet that’s terrific. I never thought about that. And then something people are concerned about, whether that be in their mind, they don’t have to take canary down there, they have their cell phone or to see if they’re sick. I can even see maybe that it tells people--I’ve seen these devices before, almost like portable breathalyzers. And it’s still a little box that you can stick on your phone but something you have to take around with you and remember where it’s at. But everybody, as you just mentioned earlier, they know where their phone is. They’re looking for it. There’s nothing else external they have to put on there. You could use that on them for the future too right?

Amro:

That’s right. Exactly what would work.

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Paul:

That’s amazing. This is just amazing things. So, so, and I do know a little bit about some of the innovations that you have and, so a lot of them have to do with, one of them is, has to do with, so one of them has to do with COPD which has to do with people not having the ability to regulate their oxygen. Um, things like, oh, this is a big one too, say a little bit about your Sleep Apnea one. This was just ‘cause every time I’ve talked about this one, because when I’ve said to people, they’re like, “Oh my gosh, I want to be in the trial.” Not everybody suffers from it but for the people that do, it’s just a hassle. So talk a little about that.

Amro:

Well, that reaction that you just mentioned, that you’re talking about, had about out innovations are exactly why we get up every morning to do what we do, ah, you know. It’s almost always the case where either the person we’re talking to is effected directly or someone they know who is effected directly by the information we’re trying to apply. So with sleep apnea. What is sleep apnea and sleep disorder? In general, I am no physician, but in general, people stop breathing in the middle of the night while they’re sleeping. That’s a problem. That’s a big problem. Um, I believe it only lasts a few seconds but I’ve heard one last like 90 seconds. That condition can also occur with infants and unfortunately with, I believe with SIDS, we call it, um, unfortunately, with infants dying. And when adults, with the same condition hear about a device called CPAP, uh, that they use while they’re sleeping, and while I’ve never used it before, but , as you can imagine, it’s pretty inconvenient, it’s like a mask to support your breathing while you’re sleeping it’s probably pretty inconvenient for you and, ah, and you know, your partner. You know, you and your partner. So this particular device was developed at UCLA, an external device, non-invasive, non pharma type, that will basically trick your brain while you sleep into thinking that you’re walking or running, and when your brain thinks you’re walking or running, what does it do? It actually forces you to breathe.

Paul:

Interesting.

Amro:

Right. So this is an early technology we acquired about a year ago. We’ve been working on it, we’re pretty excited about it. We’re pushing as hard as we can to get it out to the marketplace in 2016. And, it’s, um, you know, what we, what we really like about it is, obviously, the potential about the number of people we can positively impact and help and, uh, the fact that it’s external, it’s not drugs, and, uh, and uh, it’s something we can really help a lot of people once we successfully commercialize it.

Paul:

Amazing. Amazing.

Amro:

[inaudible]

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Paul:

Amazing. So instead of people having that Darth Vader Mask. They can put this on them that will, you know, it’ll, it’ll, it will sense if you’re not breathing, your brain says “hey, we’re walking or running {panting} and so we start breathing again”. It’s amazing. I love it. I love it. So these are terrific innovations. Now, we’re going to take a quick break right, quick break, now but when we’re back, I want to talk about how your company is different from venture capitalists, or something else like that. So, I think this is fascinating information. Again, we’re talking with Amro Albanna with ieCrowd, CEO of ieCrowd and somebody, uh, that’s been there, done that and is doing it again. So, we’ll be right back after these messages.

[Commercial]

Paul:

And we’re back. Alright, this is Paul Mata and you’re listening to Create Indestructible Wealth Radio and we are talking with Amro Albanna, a good friend of mine, entrepreneur, innovator, and uh, business mentor and business expert. So he knows how to do, get things that are innovative and get things in the market. He’s been doing it every day now and we’ve been discussing helping individuals who are in the research area of universities and I know ieCrowd and your company have teamed up with a bunch of Universities throughout the country, is that right?

Amro:

Absolutely, yes, this list continues to grow. Right now, in fact, we have an option on an innovation portfolio that involves the University of Zurich. So even outside the United States, we’re starting to work with other universities.

Paul:

Amazing. Again, there’s trillions of dollars that have been spent over the past few years in research to universities a lot of times these ideas will sit in the shelves. Now, now let me ask you, is this because a lot of times people will think, alright, well, if I, if somebody’s got an idea, then what about a venture capitalist? Or something like that. There’s got to be other ways. Why has that not happened or is it happening? How is ieCrowd different?

14

Amro:

Sure. So, you know, Paul, we are fundamentally different than a venture capital, venture capital group, completely different approach. Think about it this way. If you’re an innovator or an inventer who has an idea and wants to becomes and entrepreneur to start their business, you’re going to go out and try to raise money from angel investors or venture capitalists or some other source, but you are the entrepreneur, you’re the one who’s driving the business. Our focus, our focus is on innovations that the inventor, the researcher or the scientist, already know, already made a decision that they don’t want to be the entrepreneur, they don’t want to go out and start a business. So we’re focusing on untapped innovations that typically sit in the research labs and they’ll never see the light of day because the scientists, for the reasons we discussed before the break, they want to do continue doing the research, they don’t want to be the entrepreneurs and I don’t know what that percentage is called but I think it’s more than 90 plus percent of professors and scientists that really don’t necessarily have the passion to become entrepreneurs. They have the passion to reach the discovery and do the research and teach but not really to go out and start a business so that’s what we’re fundamentally focusing on.

Paul:

I got it, I got it. So like venture capitalists then, I mean, typically, somebody who would come up with an idea, then they are doing the business, they seek out the venture capitalists to get funding for their idea or what have you. So they’re not, necessarily, venture capitalists aren’t necessarily combing different uh, universities and higher education institutions looking for ideas.

Amro:

That’s right, and venture capitalists generally speaking, they really invest in a business, they invest in the entrepreneur, they invest in their team. Of course they have to like the idea, but they don’t go out at acquire some innovation and then they start commercializing it in hosue. That’s not what they do. They want to invest in the team and in the business that’s commercializing the innovation. That’s why we’re fundamentally different.

Paul:

I see. And then the other thing too that I know a little bit about is that you don’t necessarily buy the idea, innovation, you license it from the inventors.

Amro:

That’s right. We do a licensing agreement and we take on the risk to commercialize it, ‘cause as, as we all know that taking an innovation out to the marketplace is a risky business. It comes with a lot of potential and comes with a lot of opportunity, but it is a risky business. And that’s just the laws of business, if you have a big opportunity, it’s not going to be easy. It’s going to be challenging, but it’s, it’s just part of the equation.

15

Paul:

Okay so then, so then as a result, how do you fund this operation, how do you, how do you go about raising money? I mean, you’re incubating ideas but until we get to the commercialization of it, there’s no money coming in so how have you been able to fund your operation?

Amro:

We’ve been raising money from investors into the ieCrowd which is the really the parent company that owns and commercializes all these innovations. That’s what we’ve been doing. And Day 1 we felt, we felt that many investors out there they do want to own a piece of innovation. I will, and I will just repeat what you said earlier at the beginning of the call, I am not a financial advisor, I’m not selling securities, everyone has to obviously make that decision with their advisor. With our experience, there are some investors out there, that they know that some of their money should be invested in innovations, breakthrough innovations. Knowing the risk and knowing the reward. However, if you think about it. Right now, as an investor, how can you invest in an innovation being developed in a university? There is, really, there is, there is no mutual fund or a bank where you can go to and in invest. So we went out, so we raised money from investors that wanted to invest in these innovations and wanted to invest in a diversified portfolio and make sure it’s being run by a professional management team and they really believe in the mission where they wanted to improve and save lives by commercializing these innovations. So we raised money worldwide, some are high net worth individuals, some are doctors, some are small funds, some are strategic investors all of whom really believe in what we’re doing and we just, we just recently filed for our IPO and just a couple months ago we became effective and we knew this was really a way where we can scale our model so retail investors and others can participate by buying shares of ieCrowd.

Paul:

Ah, interesting. OK. OK. So let’s talk about that too, because I remember when I was the stock broker we had a mutual fund that was called innovations opportunities, I think, I think it had innovations in it. But it wasn’t at this level. I remember, it was after, I think you mentioned already, the venture capitalists came in there and started the business so you’re investing in these other companies that had innovative ideas but not necessarily at the beginning level. It was more like, “OK, they’re already out there. OK, they’re being commercialized” and quite frankly and from that level it didn’t seem to worked out quite significantly. I think it would have worked out better if we were able to get out there on the ground floor and not when they were kind of, a mature product and that thing, but something when they were on the ground floor.

Now, the other thing that’s interesting – so you’re talking about an IPO so, you, you’re and an IPO of course is an Initial Public Offering. So a lot of times when, you know, somebody, when a company wants to raise money, uh then what they called is an Initial Public Offering, they can do either, as Amro was talking about, where they raise money through other private channels but you can do it from a public standpoint that has FAR greater reach if it’s an Initial Public Offering. Now everybody is very familiar with stock, and stock ownership, so whenever you went out to buy a stock, you didn’t get an initial public offering, you bought it on the secondary market. Everybody buys stock on the secondary market. Now the secondary market is after the IPO has gone out and then, and then people, the people that own the IPO and then people that resold it, got their money back or made a little money and now circulating on the secondary markets so everybody who wanted to buy Facebook or even Uber, you got to buy it on the secondary market. Um, now the thing is, when I was an advisor, Amro, a lot of people wanted those IPOs, saying “OK this is an initial thing” and now again, IPO is when you’re getting the stock and the money is going directly to the company. Now they use a syndicate or big investment banks that offer it out to their constituency, their customers. But more often than not those customers weren’t every day people. When I was a financial advisor, stockbroker at the series 7, I would also hear people say, “Hey Paul, we would love to get an IPO. I want to get in on an IPO.” And I would tell them it can’t be done! I mean, cause I didn’t work for an investment bank, and even if you did work for an investment bank it didn’t necessarily mean that your rank-and-file or your everyday, um, uh, client is going to get any money or get any of those shares. It usually went to institutions like mutual funds or the elite got access to IPO’s but not the everyday people like you and me. We never, I was never able to buy that. So this is an interesting aspect. So then you’re saying then, Amro, is that you’re going to an IPO, you’re doing that some kind of thing, where you’re saying only the elite can actually access to an IPO or is there a different way?

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Amro:

Not at all, it’s a fundamentally different way and it goes back to, it’s in our name, our name: ieCrowd. And, you know, I’ll talk a little bit more about the crowd piece after that. Which, we’re doing it a differently because we want our IPO to be open for people could invest in. Whether they’re retail investors or strategic investors, whether they are, um, institutional investors. We wanted to make sure that it’s open, and frankly, it’s a bit more difficult to do it that way but, its what we wanted to do -- day one. That’s why we called it Innovation Economy Crowd. We really feel that when people come together, and have stakes in a bigger mission, um, that mission can be accomplished a lot more effectively. We’ve done this the hard way, we’ve filed with the SEC what we call an S1 filing. That took some time until we got approved to go out and offer it to the public. That became approved June 2nd. And, uh, since then, we’ve been on the road, talking with potential investors about ieCrowd and what we’re working on, so yeah, the offer actually is open for the public to participate in and so is others.

Paul:

So now, it probably costs a lot of money to do an S1 Filing, is that right?

Amro:

It sure does. I mean, I think, roughly we’re about, three quarters of a million dollars. Because, an S-1, obviously you have legal. You have audited financials. In order for us to be public so we have to do all that. This process took a long time. And this, this preparation process took a long time. No less than a year and a quarter, year and a half to actually be able to get to this point and be able to be effective, and you know make our IPO to be available to the public. But in addition to this is something important that you mentioned even about the secondary market. Once we’re listed—and uh, the great thing about ieCrowd is post listing, the secondary, uh shareholders, will, you know, as they become shareholders. Obviously they will have ownership through ieCerowd through all the innovations like what we talked about earlier, but also, future innovations that we bring in under ieCrowd, which really what makes this model unique, very special because of the way it is structured, so it’s not just the innovations we have today, it’s the innovations that we’ll bring in the future.

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Paul:

So that’s a real clear distinction too so, again, when people buy an IPO it’s not restricted, so ok, so you don’t have to hold it for months or whatever. The initial individuals like Amro or anybody who’s involved in the company, there’s some restriction on theirs, but when somebody buys an IPO there’s no restriction. Immediately, there’s liquidity meaning you can sell it almost immediately, if you wanted to, but, something like this, I’d say you’d want to hang onto it because of, for the innovations that are you know, on board now and coming on board all the time. Now, um, uh, why was it important to you to become a publicly traded company?

Amro:

For that exact reason. We wanted to make sure the public has the opportunity to own stake in the innovations. And as a private company, there is really no infrastructure for private companies, global infrastructure for private companies to sell their shares. But if you think about a public company in Germany or Spain or Alabama or Arizona or China, it really doesn’t matter, if you are a NASDAQ traded company or traded on a national exchange, you can just go to your broker and buy some shares. And we wanted to make sure as a publicly traded company we leveraged that global financial infrastructure where people can own a piece of innovation. And Paul, I say this now more than ever that we need to work together to solve some of these significant life and health challenges. Um, you know, If you don’t mind I’d like to just tell you about ieCrowd and the spirit of ieCrowd and if you think about it I think we can all agree that there are a lot of good promising discoveries that reside in research labs. I think we can all agree on that. And on the other hand there are a lot of big challenges that face us both, that just face, you know, that you know, those challenges we face as humans. From diabetes and cancer, you name it. Kidney, you name it. We believe the most effective way to get the innovations out to the marketplace as fast as we can is if people really work together, rather than one individual and one company trying to do it on its own. Imagine when we bring together innovators, when we bring together, what we call, development partners to help us with testing and development, you bring together investors and capital, which is really a key ingredient, you bring together distribution partners, you bring together the public to give you expertise and advice. Imagine us working together as a global community to accelerate bringing these discoveries and promising ideas to the marketplace. And that’s the theory (?) of ieCrowd. And that’s what really inspires all of us to do that.

Uh, right now we have 5 innovations and an option for 28 more innovations and imagine once we start showing at least one success, and the momentum we can generate. We’re really passionate about it. We really believe that a single company or a single individual can’t possibly do it as effectively as a global community coming together to do it a lot faster.

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Paul:

Amazing, amazing. So it sounds like there’s got to be a lot of potential upside but with everything there’s also some risk. So how did you build the model to increase the chance of success but also decrease the risk?

Amro:

Right. So in my experience, I always tell people that with big opportunities comes big risk. Anybody that tells you otherwise, walk away. The question is, how do you mitigate some of the risk involved? So for investors in particular we believe that if you have a diversified portfolio of innovations and one of them doesn’t work or three of them doesn’t work you’re not all out. It’s not binary, it’s not all or none. Typically in an innovation company if the core technology doesn’t work, the company is going to be out of business. But with ieCrowd, Kite could work, Nuuma could work, Migraine could work, Sleep Apnea could work and of course when we bring in more innovations we increase our diversification and it becomes a basket for a portfolio of innovations. So that’s one way to reduce the risk.

The other way is that we have teams. And our teams have worked on commercializing innovations in the past. Because one of the risks that come with early stage innovation companies, researchers and scientists, if this is their first business and fortunately they may know about their [inaudible], but they don’t know about the business aspect or how to take a product out to the marketplace.

It doesn’t guarantee that we will a lot of the time, but it does reduce the risk of obvious errors or mistakes, you know, that first time entrepreneurs make. So that’s another piece. The other piece is that, um, you know, transparency is really important. As a public company we are required by law to do reporting so we are transparent to the public. Our numbers, our financials, our projects. We are obligated by law to be public, to be transparent and to be reporting. So that at least reduces the risk of making decisions without knowing, you know, key information, um. You know there are other tools, factors that make this model more, um--- that really, um, come with, from risk mitigating elements and that’s how we designed it day 1. Of course there’s always risk and we’ll always tell people that, but at least with this model, we feel, you know, we’ll mitigate some risk typically associated with early stage innovations.

Paul:

Got it, Got it. So if somebody’s interested in participating in that, cause, again, as I mentioned, which you’ve been talking about, in your model that anybody can participate by buying as little as one share if they wanted and they could get one share or up to multiple millions if they want to or however much amount they want to the extent of the offering itself. Now how do they find out more information about the company, the innovations you already have and where should they go?

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Amro:

There’s a link where I’ll give you a website that has the prospectus which is a detailed description of the offering, it has the, kind of, you know, presentations, and it also has multiple videos on the company its innovations. And that link is iecrowd.com/ipo

Paul:

Nice. Nice. And again if anybody is interested in looking at that. Look at that. Check with your personal financial advisor. There’s always risk in this kind of thing, it’s a, kind of a, speculative kind of thing but again, the neat thing about this is for, you know, just a few hundred dollars or a few thousand if that’s what somebody wanted to do. This is what I would call, risk portfolio but again, you know, sometimes you do things for the greater good. For me, this is for the greater good. I believe in the innovations that Amro is promoting and if you go to their website iecrowd.com, it’s great. It’s a phenomenal site. It’s very informative. You can see videos on all the different innovations right now. And then there’s information about the IPO if it fits into your overall program but Amro, thank you so much for being on our show today. Great information, I loved it, love what you’re doing, and I’m looking forward to continued success and perhaps after the IPO—I believe the stock is coming out this fall.

Amro:

Yes, we are looking at end of September. October 1st actually would be the listing day, is our plan.

Paul:

OK. Awesome. So this fall, and perhaps we’ll have you back on after then and I know that you’re also having a bell ringing ceremony. It would be great to get some clips from that as well.

Amro:

Absolutely Paul and I’m really grateful for this opportunity and you bringing me on your show.

Paul:

Alright, thank you so much Amro, my friend, and have a great rest of your week as we go over this Wednesday, speedily toward the weekend. Well that wraps up another show….

[Show Outro]

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